Exhibit 99.1

LENSAR Reports Second Quarter 2022 Financial Results and Provides Business Update

Company Receives FDA Clearance of ALLY™ Adaptive Cataract Treatment System

Second Quarter Procedure Volume Increases 8%, in the Aggregate, and 15% in the U.S. Over Q2 2021 Levels

ORLANDO, Fla. (August 8, 2022) – LENSAR, Inc. (Nasdaq: LNSR) (“LENSAR” or “the Company”), a global medical technology company focused on advanced femtosecond laser surgical solutions for the treatment of cataracts, today announced financial results for the quarter ended June 30, 2022 and provided an update on operational initiatives.

“In June, we achieved a significant milestone in LENSAR’s history, the Food and Drug Administration (“FDA”)’s clearance of our ALLY Adaptive Cataract Treatment System. Interest in the ALLY System has been high since we initiated our pre-clearance marketing efforts and continues to increase as we near the commercial placement of the first system. We are navigating supply chain challenges and expect to have approximately 10 ALLY systems placed in the U.S. in 2022.” said Nick Curtis, Chief Executive Officer of LENSAR. “Our results for the second quarter were impacted by several factors: strong U.S. procedure volumes were partially offset by softness in the rest of the world and product revenues declined as we completed placements of our last new LENSAR Laser Systems (“LLS”). We are extremely pleased with our continued progress and ability to navigate and successfully pivot around challenges outside of our company. We are proud of our ongoing accomplishments, including increasing U.S. femtosecond laser cataract procedure market share over the last few quarters, which we believe positions us well for our ALLY System launch this upcoming quarter. We view the initial launch and rollout of the ALLY System as the foundation for LENSAR’s sustainable growth and success over the long-term.”

Second Quarter 2022 Financial Results

Total revenue for the quarter ended June 30, 2022 was $8.0 million, an increase of $0.1 million, or 1%, compared to total revenue of $7.9 million for the quarter ended June 30, 2021. The increase was primarily attributable to increased procedure volume as compared to the second quarter of 2021, partially offset by a decline in revenue associated with lower LLS system sales in 2022 as we completed placement of the last new LLS systems as part of our operational transition to the ALLY System’s commercial launch in the third quarter of 2022.

For the quarter ended June 30, 2022, approximately 99% of revenue was attributable to recurring sources compared to 90% for the quarter ended June 30, 2021. The following table provides information about procedure volume:

	2022	2021
Q1	38,901	28,122
Q2	33,359	30,966
Total	72,260	59,088

Selling, general and administrative expenses for the quarter ended June 30, 2022 were $7.6 million, an increase of $2.1 million, or 37%, compared to $5.5 million for the quarter ended June 30, 2021. The increase was primarily attributable to increases in sales and marketing expenses of $0.9 million, which was primarily the result of increased trade show and travel activity, and an increase in professional fees of $0.7 million.

Research and development expenses were $3.8 million and $3.0 million for the quarters ended June 30, 2022 and 2021, respectively, an increase of $0.8 million or 28%. This increase was primarily due to the continued development of ALLY.

Net loss for the quarter ended June 30, 2022 was $6.8 million, or ($0.67) per share, compared to net loss of $4.4 million, or ($0.47) per share, for the quarter ended June 30, 2021. Included within operating expenses recorded for the quarters ended June 30, 2022 and 2021 are stock-based compensation expenses recorded for the quarters ended June 30, 2022 and 2021 of $1.6 million and $1.4 million, respectively, and ALLY System inventory costs of $1.0 million and $1.1 million, respectively.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the quarter ended June 30, 2022 was ($5.9) million, compared with ($3.7) million for the quarter ended June 30, 2021. Adjusted EBITDA, which we calculate by adding back stock-based compensation expense to EBITDA, was ($4.3) million for the quarter ended June 30, 2022 and ($2.3) million for the quarter ended June 30, 2021. EBITDA and Adjusted EBITDA are non-GAAP financial measures, and a reconciliation of these measures to net loss is set forth below in this press release.

As of June 30, 2022, the Company had cash and cash equivalents of $25.2 million as compared to $31.6 million at December 31, 2021. Cash utilized in the quarter was $3.8 million, which was primarily attributable to ALLY System purchases and commercial readiness activities as well as a $1.2 million contingent consideration payment, which was contingent upon initial FDA clearance of the ALLY System. Based on its cash position and operational forecasts, the Company believes it has sufficient cash to fund operations into 2024.

Conference Call:

LENSAR management will host a conference call and live webcast to discuss the second quarter results and provide a business update today, August 8, 2022 at 8:30 a.m. ET.

To participate by telephone, please dial (888) 396-8049 (Domestic) or (416) 764-8646 (International). The conference ID number is 64265948. The live webcast can be accessed under “Events & Presentations” in the Investor Relations section of the company’s website at https://ir.lensar.com. Please log in approximately 5-10 minutes prior to the call to register and to download and install any necessary software. The call and webcast replay will be available until August 22, 2022.

About LENSAR

LENSAR is a commercial-stage medical device company focused on designing, developing, and marketing advanced systems for the treatment of cataracts and the management of visually significant astigmatism as an integral aspect of the cataract procedure. LENSAR has developed its next-generation ALLY™ Adaptive Cataract Treatment System, the first platform to integrate proprietary imaging with a dual-pulse femtosecond laser in a compact system. ALLY is designed to transform cataract surgery by utilizing LENSAR’s advanced technologies with the ability to perform the entire procedure in an operating room or in-office surgical suite, delivering operational efficiencies and reduced overhead. ALLY includes LENSAR’s proprietary Streamline® software technology, designed to guide surgeons to achieve better outcomes.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s commercialization of the ALLY™ Adaptive Cataract Treatment System and expectations about the Company’s operational initiatives and business strategy, as well as the Company’s cash and operational forecasts and ability to fund ongoing operating expenses. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate,” “target,” “mission,” “may,” “will,” “would,” “should,” “could,” “target,” “potential,” “project,” “predict,” “contemplate,” “potential,” or the negative thereof and similar words and expressions.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company’s assets and business include, without limitation, its history of operating losses and ability to generate revenue; its ability to maintain, grow market acceptance of and enhance its LENSAR Laser and ALLY Systems; the impact of the COVID-19 pandemic and the Company’s ability to grow revenues; the Company’s ability to obtain any additional necessary clearances or approvals for the ALLY Adaptive Cataract Treatment System; the willingness of patients to pay the price difference for LENSAR products; its ability to grow a U.S. sales and marketing organization; its ability to meet its future capital needs; the impact of any material disruption to the supply or manufacture of ALLY Systems and its recurring revenue products; the ability of the Company to compete against competitors that have longer operating histories and more established products than the Company; the Company’s ability to address numerous international business risks; and the other important factors that are disclosed under the heading “Risk Factors” contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Securities and Exchange Commission (“SEC”), to be filed with the SEC, as such factors may be updated from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022 and in its other filings with the SEC, each accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at https://ir.lensar.com. All forward-looking statements are expressly qualified in their entirety by such factors. Except as required by law, the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. These forward-looking statements should not be relied upon as representing LENSAR’s views as of any date subsequent to the date of this press release.

Contacts:	Lee Roth / Cameron Radinovic
Thomas R. Staab, II, CFO	Burns McClellan for LENSAR
ir.contact@lensar.com	lroth@burnsmc.com / cradinovic@burnsmc.com

Non-GAAP Financial Measures

The Company prepares and analyzes operating and financial data and non-GAAP measures to assess the performance of its business, make strategic and offering decisions and build its financial projections. The key non-GAAP measures it uses are EBITDA and Adjusted EBITDA.

EBITDA is defined as net loss before interest expense, interest income, income tax expense, depreciation and amortization expenses. EBITDA is a non-GAAP financial measure. EBITDA is specifically disclosed because the Company believes that EBITDA provides meaningful supplemental information for investors regarding the performance of its business and facilitates a meaningful evaluation of actual results on a comparable basis with historical results. Adjusted EBITDA is also a non-GAAP financial measure. The Company believes Adjusted EBITDA, which excludes stock-based compensation expense, provides meaningful supplemental information for investors when evaluating its results and comparing it to peer companies as stock-based compensation expense is a significant non-cash charge due to the recapitalization of the Company. It uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in its underlying business from quarter to quarter. However, there are a number of limitations related to the use of non-GAAP measures and their nearest GAAP equivalents. For example, other companies may calculate non-GAAP measures differently, or may use other measures to calculate their financial performance and, therefore, any non-GAAP measures it use may not be directly comparable to similarly titled measures of other companies.

A reconciliation of EBITDA and Adjusted EBITDA to their most comparable GAAP financial measure are set forth below.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2022	2021	2022	2021
Net loss	$ (6,759)	$ (4,362)	$ (13,433)	$ (9,544)
Less: Interest income	(39)	(13)	(48)	(31)
Add: Depreciation expense	569	342	1,110	670
Add: Amortization expense	287	309	596	622
EBITDA	(5,942)	(3,724)	(11,775)	(8,283)
Add: Stock-based compensation expense	1,637	1,430	3,244	3,750
Adjusted EBITDA	$ (4,305)	$ (2,294)	$ (8,531)	$ (4,533)

 LENSAR, Inc.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue
Product	$ 5,733	$ 6,056	$ 12,702	$ 11,214
Lease	1,415	1,140	2,814	2,251
Service	890	726	1,862	1,500
Total revenue	8,038	7,922	17,378	14,965
Cost of revenue (exclusive of amortization)
Product	1,765	2,366	4,459	4,456
Lease	484	268	958	519
Service	897	830	2,377	1,638
Total cost of revenue	3,146	3,464	7,794	6,613
Operating expenses
Selling, general and administrative expenses	7,569	5,518	13,847	11,553
Research and development expenses	3,834	3,006	8,622	5,752
Amortization of intangible assets	287	309	596	622
Operating loss	(6,798)	(4,375)	(13,481)	(9,575)
Other income
Other income, net	39	13	48	31
Net loss	$ (6,759)	$ (4,362)	$ (13,433)	$ (9,544)
Net loss per share:
Basic and diluted	$ (0.67)	$ (0.47)	$ (1.34)	$ (1.03)
Weighted-average number of shares used in calculation of net loss per share:
Basic and diluted	10,073	9,296	10,020	9,242

LENSAR, Inc.

BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$ 25,196	$ 31,637
Accounts receivable, net of allowance of $25 and $47, respectively	2,760	4,638
Notes receivable, net of allowance of $181 and $61, respectively	164	350
Inventories	5,856	6,488
Prepaid and other current assets	1,230	1,700
Total current assets	35,206	44,813
Property and equipment, net	680	756
Equipment under lease, net	7,161	6,690
Notes and other receivables, long-term, net of allowance of $1 and $2, respectively	29	121
Intangible assets, net	12,674	10,870
Other assets	2,950	3,215
Total assets	$ 58,700	$ 66,465
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$ 4,191	$ 2,694
Accrued liabilities	4,372	4,604
Contingent consideration	1,200	—
Deferred revenue	937	904
Operating lease liabilities	521	512
Total current liabilities	11,221	8,714
Long-term operating lease liabilities	2,540	2,803
Other long-term liabilities	37	69
Total liabilities	13,798	11,586

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10,000 shares authorized at June 30, 2022 and December 31, 2021; no shares issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Common stock, par value $0.01 per share, 150,000 shares authorized at June 30, 2022 and December 31, 2021; 11,021 and 10,990 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	110	110
Additional paid-in capital	135,819	132,363
Accumulated deficit	(91,027)	(77,594)
Total stockholders’ equity	44,902	54,879
Total liabilities and stockholders’ equity	$ 58,700	$ 66,465